Exhibit 2.1



                            STOCK PURCHASE AGREEMENT


                                  by and among



                            CLIMAX TECHNOLOGIES, INC.
                                    (Buyer),



                              TEAM INVESTMENT, INC.
                                    (Seller),



                                   TEAM, INC.
                                (Seller's Parent)



                                       and



                       CLIMAX PORTABLE MACHINE TOOLS, INC.
                                    (Company)






                             Dated November 30, 2005

                            STOCK PURCHASE AGREEMENT
                                TABLE OF CONTENTS

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                                                                                                               Page
                                                                                                               ----

1.       PURCHASE AND SALE OF SHARES..............................................................................1
         1.1.     Shares and Assets...............................................................................1

2.       PURCHASE PRICE - PAYMENT.................................................................................2
         2.1.     Purchase Price..................................................................................2
         2.2. Payment of Purchase Price. 2
         2.3.     Determination of Net Asset Value................................................................3

3.       REPRESENTATIONS AND WARRANTIES OF TEAM...................................................................7
         3.1.     Corporate.......................................................................................7
         3.2.     Team............................................................................................8
         3.3.     No Violation....................................................................................8
         3.4.     Financial Statements............................................................................9
         3.5.     Tax Matters.....................................................................................9
         3.6.     Accounts Receivable............................................................................10
         3.7.     Inventory......................................................................................10
         3.8. Absence of Certain Changes. 11
         3.9.     Absence of Undisclosed Liabilities.............................................................12
         3.10.    No Litigation..................................................................................12
         3.11.    Compliance With Laws and Orders................................................................12
         3.12.    Title to and Condition of Properties...........................................................14
         3.13.    Insurance......................................................................................16
         3.14. Contracts and Commitments. 16
         3.15.    Labor Matters..................................................................................18
         3.16.    Employee Benefit Plans.........................................................................18
         3.17. Employment Compensation. 20
         3.18.    Trade Rights...................................................................................21
         3.19.    Major Customers and Suppliers..................................................................21
         3.20.    Product Warranty and Product Liability.........................................................22
         3.21.    Bank Accounts..................................................................................22
         3.22.    Affiliates.....................................................................................22
         3.23.    No Brokers or Finders..........................................................................23
         3.24.    Disclosure.....................................................................................23

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................23
         4.1.     Corporate......................................................................................23
         4.2.     Authority......................................................................................23
         4.3.     No Brokers or Finders..........................................................................24
         4.4.     Disclosure.....................................................................................24
         4.5.     Investment Intent..............................................................................24
         4.6.     Financial Capability...........................................................................24

5.       COVENANTS...............................................................................................24
         5.1.     Title Insurance................................................................................24

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                                       i

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

         5.2.     Surveys........................................................................................25
         5.3.     Environmental Audits...........................................................................25
         5.4.     Noncompetition; Confidentiality................................................................25
         5.5.     General Releases...............................................................................27
         5.6.     Access to Information and Records..............................................................27
         5.7.     Section 338(h)(10) Election; Tax Matters.......................................................27
         5.8.     Provisions Regarding Accounts Receivable.......................................................30
         5.9. Product Liability; Insurance.30
         5.10.    Product Warranty...............................................................................30

6.       INDEMNIFICATION.........................................................................................31
         6.1.     By Team........................................................................................31
         6.2.     By Buyer.......................................................................................31
         6.3.     Indemnification of Third-Party Claims..........................................................31
         6.4.     Payment........................................................................................32
         6.5.     Special Indemnification........................................................................33
         6.6.     Limitations on Indemnification.................................................................33
         6.7.     No Waiver......................................................................................34
         6.8.     Exceptions and Limitations to Indemnities......................................................34
         6.9.     Exclusive Remedy...............................................................................34

7.       CLOSING.................................................................................................35
         7.1.     Documents to be Delivered by Team Investment, Company and Team.................................35
         7.2.     Documents to be Delivered by Buyer.............................................................36

8.       RESOLUTION OF DISPUTES..................................................................................36
         8.1.     Arbitration....................................................................................36
         8.2.     Arbitrators....................................................................................37
         8.3.     Procedures; No Appeal..........................................................................37
         8.4.     Authority......................................................................................37
         8.5.     Entry of Judgment..............................................................................37
         8.6.     Confidentiality................................................................................37
         8.7.     Continued Performance..........................................................................38
         8.8.     Tolling........................................................................................38

9.       MISCELLANEOUS...........................................................................................38
         9.1.     Disclosure Schedule............................................................................38
         9.2.     Further Assurance..............................................................................38
         9.3.     Disclosures and Announcements..................................................................38
         9.4.     Assignment; Parties in Interest................................................................38
         9.5. Law Governing Agreement. 39
         9.6.     Amendment and Modification.....................................................................39
         9.7.     Notice.........................................................................................39
         9.8.     Expenses.......................................................................................40
         9.9.     Entire Agreement...............................................................................41
         9.10.    Counterparts...................................................................................41
         9.11.    Headings.......................................................................................42
         9.12.    Definitions....................................................................................42

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                                       ii

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                               Disclosure Schedule
                               -------------------

Schedule 1.1.(a)                        -       Owned Real Property
Schedule 1.1.(b)                        -       Leased Real Property
Schedule 1.1.(e)                        -       Personal Property Lease
Schedule 1.1.(h)                        -       Computer Software
Schedule 2.3(c)(v)(B)                   -       Obsolete, Slow-moving, etc., Inventory
Schedule 3.1.(c)                        -       Foreign Corporation Qualification
Schedule 3.1.(d)                                Subsidiaries
Schedule 3.1.(e)                        -       Officers and Directors
Schedule 3.3.                           -       Violation, Conflict, Default
Schedule 3.4.                           -       Financial Statements
Schedule 3.5.(a)                        -       Tax Liabilities
Schedule 3.5.(b)                        -       Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)                        -       Tax Audits
Schedule 3.5.(d)                        -       Consolidated Tax Returns
Schedule 3.5.(e)                        -       Tax, Other
Schedule 3.6.                           -       Accounts Receivable (Aged Schedule)
Schedule 3.7.                           -       Inventory Off Premises
Schedule 3.8.                           -       Certain Changes
Schedule 3.9.                           -       Off-Balance Sheet Liabilities
Schedule 3.10.                          -       Litigation Matters
Schedule 3.11.(a)                       -       Non-Compliance with Laws
Schedule 3.11.(b)                       -       Licenses and Permits
Schedule 3.11.(c)                       -       Environmental Matters (Exceptions to Representations)
Schedule 3.13.                          -       Insurance
Schedule 3.14.(a)                       -       Real Property Leases
Schedule 3.14.(b)                       -       Personal Property Leases
Schedule 3.14.(d)                       -       Sales Commitments
Schedule 3.14.(e)                       -       Contracts with Affiliates
Schedule 3.14.(h)                       -       Loan Agreements, etc.
Schedule 3.14.(i)                       -       Guarantees
Schedule 3.14.(l)                       -       Material Contracts
Schedule 3.16.(a)                       -       Employee Plans/Agreements
Schedule 3.17.                          -       Employment Compensation
Schedule 3.18.                          -       Trade Rights
Schedule 3.19.(a)                       -       Major Customers
Schedule 3.19.(b)                       -       Major Suppliers
Schedule 3.19.(c)                       -       Dealers and Distributors
Schedule 3.20.                          -       Product Warranty, Warranty Expense and Liability Claims
Schedule 3.21.                          -       Bank Accounts
Schedule 3.22.(a)                       -       Contracts with Affiliates
Schedule 3.22.(b)                       -       Adverse Interest
Schedule 3.22.(c)                       -       Obligations of and to Affiliates
Schedule 3.22.(d)                       -       GmbH Standby Letter of Credit
Schedule 3.22.(e)                       -       Representations Regarding Climax GmbH



                                      iii

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                                    Exhibits
                                    --------

Exhibit 2.3                Sample Final Closing Balance Sheet

Exhibit 5.7                Purchase Price Allocation

                            STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT (this "Agreement"), dated November 30, 2005, by and among Climax Technologies, Inc., a Delaware corporation ("Buyer"), Climax Portable Machine Tools, Inc., an Oregon corporation ("Company"), Team Investment, Inc., a Delaware corporation ("Team Investment") and Team, Inc., a Texas corporation ("Team").

                                    RECITALS

          A. Company is engaged in the portable machine tool business (the "Business"). Team owns all of the issued and outstanding shares of capital stock of Team Investment. Team Investment owns all of the issued and outstanding shares (the "Shares") of capital stock of Company.

          B. Company's facilities consist of a facility on approximately 3.02 acres at 2712 East Second Street, Newberg, Oregon (the "Facilities").

          C. Buyer desires to purchase the Shares from Team Investment and Team Investment desires to sell the Shares to Buyer, upon the terms and conditions herein set forth.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.   PURCHASE AND SALE OF SHARES

          1.1. Shares and Assets.

          Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Team Investment shall sell to Buyer, and Buyer shall purchase from Team Investment, all the Shares.

          On the Closing Date (as hereinafter defined) Company's assets shall include without limitation the Company's right, title and interest in and to the following:

          1.1.(a) Owned Real Property. The real property, including fixtures, buildings, improvements, and all appurtenant rights owned by Company, including the real property described on Schedule 1.1(a) (the "Owned Real Property").

          1.1.(b) Leased Real Property. The leases of real property (the "Real Property Leases") described on Schedule 1.1(b) with respect to the real property described thereon (the "Leased Real Property").

          1.1.(c) Personal Property. Machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) owned by Company on the Closing Date.

          1.1.(d) Inventory. Inventories of raw materials, work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by Company on the Closing Date, together with related packaging materials (collectively the "Inventory").

          1.1.(e) Personal Property Leases. Leases of machinery, equipment, vehicles, furniture and other personal property leased by Company, including all such leases (the "Personal Property Leases") described in
     Schedule 1.1(e).

          1.1.(f) Trade Rights. Trade Rights, as defined in Section 3.18.

          1.1.(g) Contracts. All the Company's rights in, to and under all contracts, purchase orders and sales orders (hereinafter "Contracts") of Company.

          1.1.(h) Computer Software. Computer source codes, programs and other software of Company, including all machine readable code, printed listings of code, documentation and related property and information of Company described on Schedule 1.1(h).

          1.1.(i) Literature. Sales literature, promotional literature, catalogs and similar materials of Company.

          1.1.(j) Records and Files. Records and files of Company of every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Company.

          1.1.(k) Notes and Accounts Receivable. Subject to Section 2.3(c)(v)(H), notes and accounts receivable of Company.

          1.1.(l) Climax GmbH. The Company's interest in Climax GmbH.

2.   PURCHASE PRICE - PAYMENT

          2.1. Purchase Price.

          The purchase price (the "Purchase Price") payable for the Shares shall be Fourteen Million Five Hundred Thousand Dollars ($14,500,000), as finally adjusted pursuant to Section 2.2(b) (the "Purchase Price Adjustment").

2.2. Payment of Purchase Price.

          The Purchase Price shall be paid by Buyer as follows:

          2.2.(a) Cash. At the Closing, Buyer shall deliver to Team Investment Fourteen Million Five Hundred Thousand Dollars ($14,500,000), as adjusted pursuant to Section 2.3(b).

          2.2.(b) Adjustment of Final Cash Purchase Price. On or before the fifth business day following the final determination of the Final Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (i) Team Investment shall pay to Buyer the amount, if any, by which the Estimated Net Asset Value exceeds the Net Asset Value as reflected on the Final Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to 6%; or (ii) Buyer shall pay to Team Investment the amount, if any, by which the Net Asset Value, as reflected on the Final Closing Balance Sheet exceeds the Estimated Net Asset Value, together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to 6%.

          2.2.(c) Method of Payment. All payments under this Section 2.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

          2.3. Determination of Net Asset Value.

          2.3.(a) Definition of Net Asset Value. The term "Net Asset Value" shall mean the dollar amount by which the net book value of all the assets of Company exceeds the net book value of all the liabilities of Company, both as reflected in the Final Closing Balance Sheet or Estimated Closing Balance Sheet, as applicable.

          2.3.(b) Estimated Closing Balance Sheet. For purposes of determining the Net Asset Value and the Purchase Price payable by the Buyer at the Closing, not less than five (5) business days prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a projected balance sheet of Company as of 11:59 p.m. on the Closing Date (hereinafter the "Effective Time") which shall represent Company's reasonable estimate of the Final Closing Balance Sheet; such balance sheet to be in form and detail identical to, and with accounting principles, policies and assumptions consistent in every respect with, the Recent Balance Sheet as defined in Section 3.4 hereof and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein, but shall not take into account any of the transactions contemplated by this Agreement. Such balance sheet or the accompanying schedules shall contain sufficient detail of the assets and liabilities of Company for the determination of Net Asset Value.

          In the event Buyer shall object to any of the information set forth on the balance sheet or accompanying schedules as presented by Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and Net Asset Value.

          The estimated balance sheet as determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Balance Sheet" and the estimated Net Asset Value as determined by the parties pursuant to this subsection is herein referred to as the "Estimated Net

     Asset Value." In connection with the determination and the Estimated Net Asset Value, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

          At Closing either (i) the Purchase Price shall be reduced by the amount, if any, by which the amount of Twelve Million Five Hundred and Ninety-one Dollars ($12,000,591) exceeds the Estimated Net Asset Value, as reflected on the Estimated Closing Balance Sheet, or (ii) the Purchase Price shall be increased by the amount, if any, by which the Estimated Net Asset Value, as reflected in the Estimated Closing Balance Sheet, exceeds the amount of Twelve Million Five Hundred and Ninety-one Dollars ($12,000,591).

          2.3.(c) Final Closing Balance Sheet. The final balance sheet of Company prepared as of the Effective Time shall be prepared as follows:

                    (i) Within 45 days after the Closing Date, Buyer shall deliver to Team a balance sheet of Company as of the Effective Time, such balance sheet to be prepared the same way the Recent Balance Sheet was prepared, including in form, detail, accounting principles, policies and assumptions (except as required in accordance with this Section 2.3). Subject to the preceding sentence, the balance sheet shall be prepared in the same manner as a normal year end closing balance sheet of the Company accompanied by detailed schedules of the assets and liabilities of Company at the Effective Time (including all supporting calculations) and by a report (1) setting forth the amount of Net Asset Value (as defined above) reflected in the balance sheet,
          (2) stating that the balance sheet is in form and detail identical to, and with accounting principles, policies and assumptions consistent in every respect with, the Recent Balance Sheet (except as required in accordance with this Section 2.3), and (3) setting forth the Purchase Price Adjustment to be paid and by whom pursuant to Section 2.2 hereof.

                    (ii) Within 30 days following the delivery of the balance sheet referred to in (i) above, Team may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Team pursuant to Section 2.2(b) hereof. Any such objection shall be made in writing and shall state Team's determination of the amount of the Net Asset Value.

                    (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Team are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an office of Pricewaterhouse Coopers, LLC (the "Accounting Firm") chosen by mutual agreement of Buyer and Team. The Accounting Firm shall make a resolution of the balance sheet of Company as of the Effective Time and the calculation of Net Asset Value, which shall be final and binding for purposes of this Article
          2. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet and objections to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Accounting Firm shall be shared by Buyer and Team as follows:


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


                    Team shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Asset Value as finally determined by the Accounting Firm and Net Asset Value as reflected in the objection prepared and delivered by Team in accordance with Section 2.3(c)(ii) and B is equal to the absolute value of the difference (in dollars) between Net Asset Value as finally determined by the Accounting Firm and Net Asset Value as reflected in the report prepared and delivered by Buyer in accordance with Section 2.3(c)(i). As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Company as of the Effective Time as finally determined for purposes of this Article 2, whether by acquiescence of Team in the figures supplied by Buyer in accordance with Section 2.3(c)(i), by negotiation and agreement of the parties or by the Accounting Firm in accordance with Section 2.3(c)(iii).

                    (iv) Buyer agrees to permit Team, Team's accountants, and their respective representatives, during normal business hours, to have reasonable access to the Company's personnel, and to have reasonable access to, and to examine and make copies of, all books, records, schedules and documents, necessary to review the balance sheet delivered by Buyer in accordance with Section 2.3(c)(i).

                    (v) Notwithstanding any provision contained herein requiring that the Estimated and Final Closing Balance Sheets be in form and detail identical to, and in their accounting principles, policies and assumptions consistent in every respect with, the Recent Balance Sheet, the Final Closing Balance Sheets shall be prepared using the following criteria:

                         (A) Prepaid expenses shall be included only to the extent the Company can benefit from such prepaid assets.

                         (B) Inventory shall be valued in accordance with the following standards:

                    A physical inventory, to be used to "true up" Company's inventory, shall be taken prior to the Closing by Buyer of the "A" items as of the Effective Time. Team shall have the right to participate in and observe such inventory. If the "true up" reflects that the count is off on particular item(s) and such item(s) are also on Schedule 2.3.(c)(v)(B), indicating that the parties have already taken such item(s) into account by the reserve mentioned below, such discrepancy shall not affect the "true up" of the inventory owned.

                    A reserve of $205,000 shall be established to account for inventory that is discontinued, obsolete and/or slow moving.

                    Except to the extent otherwise provided for herein, inventory shall be valued in accordance with GAAP on the basis of the lower of weighted average cost or market.

                         (C) Accrued liabilities and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with the Company's year-end balance sheet, including, without limitation, wages, bonuses, vacation, holiday and sick pay (and employee payroll taxes applicable thereto) attributable to all periods or partial periods prior to the Effective Time.

                         (D) There shall be no reserve for costs and expenses related to warranty work.

                         (E) No insurance claim relating to damage to or full or partial loss of any property occurring after the date of the Recent Balance Sheet shall be valued in excess of the book value (net of accumulated depreciation) of such property as reflected in the Recent Balance Sheet.

                         (F) Intangible assets and goodwill shall be valued at Two Million Nine Hundred and Fifty Two Thousand Nine Hundred and Seventy-five Dollars ($2,952,975).

                         (G) Negative cash equivalents (shown as negative $408,954 on the Recent Balance Sheet) shall be valued at zero. Team hereby assumes liability for any negative cash and cash equivalents. Buyer and Company agree to pay to Team an amount equal to any positive cash or cash equivalents in Company's bank accounts at the Closing.

                         (H) Prior to the closing, Team shall cause the Company to distribute to Team the installment note in the original amount of $631,875 due to Company from Airpak Properties LLC (the "2004 Note") and any current amounts associated therewith. (On the Recent Balance Sheet the amount due on the 2004 Note for the long term portion and current portion was $568,688 and $31,593 respectively.) Accordingly, such note shall be valued at zero.

                         (I) The "due to (from) Team" liability, reflected in the amount of $332,438 on the Recent Balance Sheet, shall be set at zero. Team agrees that at or prior to Closing, it shall have eliminated this liability to the Company, without any adverse tax liability to Company.

                         (J)  All reserves for bad debt shall be set at zero.

3.   REPRESENTATIONS AND WARRANTIES OF TEAM

          Team makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

          3.1. Corporate.

          3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.

          3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

          3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The jurisdictions in which Company is licensed or qualified to do business are listed in Schedule 3.1(c).

          3.1.(d) Subsidiaries, etc. Except as set forth on Schedule 3.1(d), Company does not own any interest in any corporation, partnership or other entity.

          3.1.(e) Corporate Documents, etc. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Team to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.1.(e).

          3.1.(f) Capitalization of the Company. The authorized capital stock of the Company consists entirely of 50,000 shares of common stock, no par value. No shares of such capital stock are issued or outstanding except for 24,235 shares of common stock of the Company which are owned of record and beneficially by Team Investment. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights.

          3.2. Team.

          3.2.(a) Power. Team has full power, legal right and authority to enter into, execute and deliver this Agreement, General Releases, Rental Site Agreement and the other agreements, instruments and documents specifically referred to in this Agreement and executed and delivered by Team at Closing (such other documents sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby.

          3.2.(b) Authorization. The execution and delivery of this Agreement and the Ancillary Instruments, and full performance thereunder, have been duly authorized by the boards of directors of Company, Team Investment and Team, and no other or further corporate act on the part of Company, Team Investment or Team is necessary therefor.

          3.2.(c) Validity. This Agreement has been duly and validly executed and delivered by Team and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of Team, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          3.2.(d) Title. Team Investment has, and at Closing Buyer will receive, good and marketable title to the Shares to be sold by Team Investment hereunder, free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, marital or community property interests other than restrictions under federal and state securities laws.

          3.2.(e) Control of Team Investment. All outstanding capital stock of Team Investment, and any and all rights to acquire capital stock, are owned by Team. Team has the authority, alone and in all events, to elect the entire board of directors of Team Investment. Team hereby unconditionally guarantees the prompt performance of all obligations of Team Investment under this Agreement, including, without limitation, Team Investment's obligation to deliver the Shares at Closing, free and clear of all Liens, and the obligation, if required under the terms of Section 2.2.(b) of this Agreement, to pay Buyer a purchase price adjustment.

          3.3. No Violation.

          Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by Company, Team Investment and Team of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Shares) under, any term or provision of the Articles of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company, Team Investment or Team is a party or by which Company, Team Investment or Team or any of its or their assets or properties may be bound or affected.

          3.4. Financial Statements.

          Included as Schedule 3.4. are true and complete copies of the financial statements of Company consisting of (i) unaudited balance sheets of Company as of May 31, 2003, 2004 and 2005, and the related statements of income and cash flows for the fiscal years then ended (including the notes contained therein or annexed thereto), and (ii) an unaudited balance sheet of Company as of July 31, 2005 (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the seven months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with GAAP (except as set forth on Schedule 3.4) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with GAAP in all material respects, the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the years and periods indicated.

          3.5. Tax Matters.

          3.5.(a) Provision For Taxes. Except as set forth on Schedule 3.5.(a), the provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, as of the date thereof, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

          3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its three most recent fiscal years have been made available to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

          3.5.(c) Tax Audits. The federal and state income tax returns of Company have not been audited by the Internal Revenue Service and appropriate state taxing authorities (other than as part of a consolidated group). Except as set forth on Schedule 3.5(c), Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any written (or to Team's knowledge, oral) notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

          3.5.(d) Consolidated Group. Schedule 3.5(d) lists every year Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.

          3.5.(e) Other. Except as set forth in Schedule 3.5(e), since January 1, 2001 Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. The Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

          3.6. Accounts Receivable.

          All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable of Company reflected on the Final Closing Balance Sheet will represent arm's length sales actually made in the ordinary course of business.

          3.7. Inventory.

          Except as set forth in Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement. All work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business.

          3.8. Absence of Certain Changes.

          Except as and to the extent set forth in Schedule 3.8, since the date of the Recent Balance Sheet there has not been:

          3.8.(a) No Material Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company other than a change resulting from an Excluded Matter;

          3.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company's business or properties;

          3.8.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

          3.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company.

          3.8.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) involving an amount in excess of Twenty-Five Thousand Dollars ($25,000) other than in the ordinary course of business consistent with past practice;

          3.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder;

          3.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

          3.8.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

          3.8.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

          3.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

          3.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" shall mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

          3.8.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

          3.8.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company.

          3.9. Absence of Undisclosed Liabilities.

          Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, Company does not have any liabilities, commitments or obligations of a type required to be disclosed in a balance sheet (and the notes thereto) prepared in accordance with the way the Recent Balance Sheet was prepared, including the accounting principles, policies and assumptions used in connection with the Recent Balance Sheet, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice.

          3.10. No Litigation.

          Except as set forth in Schedule 3.10 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation") pending or, to the knowledge of Team, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Team know of any basis for any Litigation. Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in such capacity) have been parties since January 1, 2001. Except as set forth in
Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

          3.11. Compliance With Laws and Orders.

          3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising, the Environmental Laws as hereinafter defined and the Foreign Corrupt Practices Act and the regulations promulgated thereunder. Except as set forth in Schedule 3.11.(a), Company has not received written (or, to Team's knowledge, oral) notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

               (i) The operation of Company's business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

               (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

               (iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

          3.11.(b) Licenses and Permits. Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such material licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

          3.11.(c) Environmental Matters. The applicable Laws in effect on the Closing Date relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the

     Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.11, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice, permit or demand letter issued, entered, promulgated or approved thereunder. There is no Litigation nor any written (or, to Team's knowledge, oral) demand, claim, hearing or notice of violation pending or, to the knowledge of Team, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except for the conditions that would require abatement or corrective action only in the event of future construction, modifications or changes in use of the Owned Real Property, there are (i) no conditions existing as of the Closing Date on the Owned Real Property that are known to Company and give rise, as of the Closing Date, to any current obligation on the part of Company for investigation, remediation or cleanup under Environmental Laws, and (ii) no conditions existing as of the Closing Date, but unknown to Company as of the Closing Date, that would give rise at the time of discovery to any obligation on the part of Company for investigation, remediation or cleanup under such Environmental Laws as are in effect as of the Closing Date. Except as set forth on Schedule 3.11(c), no portion of any of the Real Property has been or is being used as a landfill or for storage of Waste.

          3.12. Title to and Condition of Properties.

          3.12.(a) Marketable Title - Personal Property. Company has good and marketable title to all of Company's personal property, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except for Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" means (i) the Existing Title Exceptions, (ii) zoning ordinances and regulations which do not materially adversely affect the use of the Owned Real Property or Leased Real Property for its current uses after Closing, (iii) liens for taxes or assessments not yet due and payable, (iv) any of the following that have been recorded: easements, encumbrances not securing a financial obligation, covenants, conditions, reservations, restrictions and other matters, (v) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations reflected on the Recent Balance Sheet or the Final Closing Balance Sheet and as to which there is no material default, and (vi) other matters, other than liens, which do not materially adversely affect the use or value of the Company's assets. For purposes of this Agreement, "Existing Title Exceptions" means all of the exceptions set forth in Schedule B of the title commitment or policy applicable to a parcel of Owned Real Property and any matters shown on the survey for such parcel of Owned Real Property that indicate the existence of Liens not listed in the title commitment or policy. To the knowledge of Team, there are no encumbrances referenced in sub-sections (ii), (iv) and (vi) above. None of Company's machinery or inventory is subject to any restrictions with respect to the transferability thereof; and the Company's title thereto will not be affected in any way by the transactions contemplated hereby.

          3.12.(b) Owned Real Property. Company has good and marketable title to the Owned Real Estate Property, free and clear of all mortgages, liens, encumbrances, easements, covenants, reservations, restrictions, rights-of-way except for Permitted Encumbrances. There are now in full force and effect duly issued certificates of occupancy permitting the Owned Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. To the knowledge of Team, there is no pending or threatened restriction or denial, governmental or otherwise which would prohibit or adversely affect the ordinary rights of access to and from the Owned Real Property from and to the existing highways and roads. To the knowledge of Team, there is not (i) any claim of adverse possession or prescriptive rights involving any of the Owned Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) except as disclosed on the surveys provided to Buyer pursuant to Section 5.2, any structure of any other party which encroaches on or over the boundaries of any of such Real Property. To the knowledge of Team, none of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. To the knowledge of Team, no public improvements have been commenced and to Company's and Team's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. Neither Company nor Team has received written (or to Team's knowledge, oral) notice of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" in this sentence, or (iv) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

          3.12.(c) Condition. All material equipment and machinery and the Owned Real Property (including plumbing, electrical, sewerage, heating, ventilating and air conditioning systems) are, to Team's knowledge, in good operating condition and repair, taking into account age and normal wear and tear.

          3.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Team's knowledge has any such condemnation, expropriation or taking been proposed.

          3.13. Insurance.

          Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, whether issued to Team or Company, true and correct copies of which have heretofore been made available to Buyer. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, date of expiration and any pending claims to the extent they relate to the business and properties of the Company. No notice of cancellation or termination has been received with respect to any such policy, and Team has no knowledge of any act or omission of Company which would reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date. Neither Team nor Company has been refused any insurance with respect to any aspect of the operations of the Company's business nor has its coverage related to the Company been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. To Team's knowledge, Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since January 1, 2001, all products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Team or Company related to the business or properties of the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Team knows of no basis for denial of any claim under any such policy. Team or Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

          3.14. Contracts and Commitments.

          3.14.(a) Real Property Leases. Except as set forth in Schedule 3.12.(c), Company has no leases of real property.

          3.14.(b) Personal Property Leases. Except as set forth in Schedule 3.14.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $25,000 or involving performance over a period of more than 12 months.

          3.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of 12 months normal usage, or which are at an excessive price.

          3.14.(d) Sales Commitments. Except as set forth in Schedule 3.14(d), Company has no sales orders or commitments to customers or distributors which aggregate in excess of $25,000 to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

          3.14.(e) Contracts With Affiliates and Certain Others. Except as set forth in Schedule 3.14(e), Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

          3.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever (except for freight forwarding).

          3.14.(g) Collective Bargaining Agreements. Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

          3.14.(h) Loan Agreements. Except as set forth in Schedule 3.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

          3.14.(i) Guarantees. Except as disclosed on Schedule 3.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

          3.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

          3.14.(k) Restrictive Agreements. Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

          3.14.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $25,000, or involving performance over a period of more than 12 months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14.(l) or in any other Schedule.

          3.14.(m) No Default. Company is not in default under any material lease, contract or commitment, nor, to the knowledge of Team, has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. To the knowledge of Team, no third party is in material default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a material default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

          3.15. Labor Matters.

          Within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in
Schedule 3.11(a), (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice;
(b) there is no unfair labor practice charge or complaint against Company pending or, to the knowledge of Team, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the knowledge of Team, threatened against Company nor any secondary boycott with respect to products of Company; (d) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to the knowledge of Team, no such claim therefor exists; and (e) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Team, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

          3.16. Employee Benefit Plans.

          3.16.(a) Disclosure. Schedule 3.16.(a) sets forth all stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company ("Company Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been made available to Buyer.

          3.16.(b) ERISA Title IV Plans. No Employee Plan/Agreement is or has ever been within the last six years, subject to the provisions of Title IV of ERISA with respect to which the Company or any of its assets may, directly or indirectly, be subject to any liability.

          3.16.(c) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement. To the knowledge of

     Team, no event or omission has occurred in connection with any Employee Plan/Agreement, directly or indirectly, which could subject the Company or any Employee Benefit Plan/Agreement to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

          3.16.(d) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

          3.16.(e) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code and which is an individually designed plan has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to Team's knowledge, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or, to Team's knowledge, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

          3.16.(f) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet),
     (iii) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (iv) benefits in the nature of severance pay.

          3.16.(g) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
     Section 4975 of the Code for which an exemption is not available.

          3.16.(h) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

               (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

               (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement and all material employee communications relating to such Employee Plan/Agreement;

               (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

               (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement which is an individually designed plan that is intended to be a "qualified plan" under Section 401 of the Code.

          With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this
     Section 3.16.(h), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

          3.16.(i) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

          3.17. Employment Compensation.

          Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

          3.18. Trade Rights.

          Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted, Company does not require any Trade Rights that it does not already have the right to use (under license or otherwise). Except as set forth in Schedule 3.18, Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor, to the knowledge of Team, is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the knowledge of Team, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. To the knowledge of Team, all Trade Rights of Company are valid, enforceable and in good standing, and, to the knowledge of Team, there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

          3.19. Major Customers and Suppliers.

          3.19.(a) Major Customers. Schedule 3.19.(a) contains a list of the 20 largest customers, including distributors, of Company for 2004 calendar year and the 2005 year to date (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Team has no knowledge of any facts reasonably indicating that any of the customers listed on Schedule 3.19.(a) will not continue to be customers of the business of Company after the Closing at substantially the same level of purchases as heretofore.

          3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of the 20 largest suppliers to Company the 2004 calendar year and the 2005 year to date (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Team has no knowledge of any facts reasonably indicating that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

          3.19.(c) Dealers and Distributors. Schedule 3.19.(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, and representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions, have been made available to Buyer.

          3.20. Product Warranty and Product Liability.

          Schedule 3.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the five (5) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Team's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). None of the Products has been the subject of any of the following applicable to an SKU in general: replacement, field fix, retrofit or recall campaign ("Campaign") by Company. To Team's knowledge, no facts or conditions exist which could reasonably be expected to require a Campaign regarding an SKU in general. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.20, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

          3.21. Bank Accounts.

          Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          3.22. Affiliates.

          3.22.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on
     Schedule 3.22.(a).

          3.22.(b) No Adverse Interests. Except as set forth in Schedule 3.22(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company's business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

          3.22.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22.(c).

          3.22.(d) A true and exact copy of a standby letter of credit securing certain obligations of Climax GmbH is set forth as Schedule 3.22(d).

          3.22.(e) The representations and warranties concerning Climax GmbH set forth on Schedule 3.22(e) are hereby incorporated.

          3.23. No Brokers or Finders.

          Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof, except for Gulfstar Group, whose fees and expenses Team agrees to pay.

          3.24. Disclosure.

          To Team's knowledge, no representation or warranty by Company and/or Team in this Agreement, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Team, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Team or any notice to Team, and shall survive the Closing of the transactions provided for herein.

          4.1. Corporate.

          4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

          4.2. Authority.

          The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

          4.3. No Brokers or Finders.

          Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          4.4. Disclosure.

          No representation or warranty by Buyer in this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

          4.5. Investment Intent.

          The Shares are being acquired by Buyer for its own account and for investment purposes only and not with a view to the resale or other distribution thereof within the meaning of the federal securities laws. Buyer confirms that Team has made available to Buyer and its representatives the opportunity to ask questions of the officers and management employees of Team and Company and to acquire such additional information about the business and financial condition of Team and Company as Buyer has requested, and all such information has been received by Buyer.

          4.6. Financial Capability.

          Buyer (i) has, and at the Closing will have, sufficient internal funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

5.   COVENANTS

          5.1. Title Insurance.

          Prior to the Closing, Team shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Company standard form owner's policies of title insurance with respect to all Real Property, with non-imputation and other endorsements, together with a copy of each document to which reference is made in such commitments. Team will have satisfied all pre-Closing requirements for issuing such policy. In the case of Owned Real Property, such policies shall be standard ALTA Form 1990 owner's policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances).

          5.2. Surveys.

          Prior to the Closing, Team shall provide to Buyer surveys of all Owned Real Property, prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

          5.3. Environmental Audits.

          Team will promptly retain a firm engaged in the regular business of environmental engineering acceptable to Buyer to conduct a "Phase I" environmental audit of the Owned Real Property and issue a report prior to the Closing to Team and Company. 5.4. Noncompetition; Confidentiality.

          Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the business of Company being acquired pursuant to this Agreement, Team hereby covenants and agrees as follows:

          5.4.(a) Covenant Not to Compete. For a period of five years from the Closing Date, Team will not directly or indirectly:

                    (i) engage in, continue in or carry on a Competitive Business, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                    (ii) provide assistance to a Competitive Business, including, but not limited to, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any Competitive Business; or

                    (iii) offer employment to an employee of Company, without the prior written consent of Buyer.

     provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout the world.

     For purposes hereof, "Competitive Business" shall mean any portable machine tool business conducted in the same manner as such business is currently conducted by Company; provided, however, that such term shall not include any business currently conducted by Team or its affiliates (other than the Company), the continuation of which shall not violate this Section 5.4. The parties agree that in the event Team succeeds to the business or assets of a third party, or a third party succeeds to the business or assets of Team, in either case, through a merger, consolidation, stock purchase, acquisition of assets or otherwise, and such third party is engaged in a Competitive Business, the continuation of such business by Team or the third party, as the case may be, after consummation of the transaction shall not constitute a violation of this Section 5.4 if such business is not the primary business of the third party. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole, to any person, corporation, firm or entity that purchases all of the business of the Company. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

          5.4.(b) Covenant of Confidentiality. Team shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential and proprietary information of the Company unless and until such information becomes public knowledge or is otherwise no longer confidential and proprietary (other than by disclosure in breach of this Section 5.4(b)) or as required by law, including applicable securities laws and regulations. For purposes hereof, "confidential information" shall mean and include, without limitation, all confidential and proprietary Trade Rights in which Company has an interest, customer lists and customer information, and other information concerning Company's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

          5.4.(c) Equitable Relief for Violations. Team agrees that the provisions and restrictions contained in this Section 5.4 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Shares, and that any violation or breach of these provisions may result in irreparable injury to Buyer for which a remedy at law may be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.4.

          5.5. General Releases.

          At the Closing, Team shall deliver general releases to Buyer, in form agreed to by the parties, releasing Company and Geoff Gilmore from claims by Team against Company and Geoff Gilmore as of the Closing Date. At the Closing, the Company and Geoff Gilmore shall deliver general releases to Team, in form agreed to by the parties, releasing Team from all claims by the Company and Geoff Gilmore against Team as of the Closing Date. At the Closing, Geoff Gilmore shall deliver a general release, in form agreed to by the parties, releasing all claims against Company, other than for compensation for current periods and bonuses as agreed among Geoff Gilmore and the parties.

          5.6. Access to Information and Records.

          During the period prior to the Closing, Team shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer reasonably requests (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may reasonably request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably requests; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company as Buyer reasonably requests.

          5.7. Section 338(h)(10) Election; Tax Matters.

          5.7.(a) The parties shall allocate the Purchase Price as set forth on
     Exhibit 5.7, as the same may be adjusted in connection with the Final Closing Balance Sheet. Exhibit 5.7 was prepared on the basis of the Estimated Closing Balance Sheet. At the request of Buyer, Team will join with Buyer in making an election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) (and, if permissible, any corresponding elections under any applicable state and local income tax laws) (collectively, the "Section 338(h)(10) Elections") with respect to the purchase and sale of the Shares.

          5.7.(b) To the extent necessary, Buyer, Team and Company shall execute on or prior to the closing any and all forms necessary to effectuate the
     Section 338(h)(10) Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under the applicable state and local income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the closing, Buyer and Team shall prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Buyer and Team shall each cause the Section 338 Forms to be duly executed by an authorized person for Buyer and Team in each case, and shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this agreement.

          5.7.(c) Preparation and Filing of Tax Returns.

                    (i) Team shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis all tax returns with respect to the Company for any taxable period ending on or before the Closing Date (a "Pre-Closing Tax Period"). Buyer shall prepare all tax returns for periods ending after the Closing Date in accordance with the Company's past tax accounting practices and principles, unless prohibited by law.

                    (ii) The Buyer shall promptly notify Team in writing of the receipt by the Company or the Buyer of a notice of any pending or threatened tax audits or assessments relating to the income, properties or operations of the Company or any of its Subsidiaries, in each case for Pre-Closing Tax Periods only, so long as such Pre-Closing Tax Periods remain open. Team shall promptly notify the Buyer in writing of any notice received by Team of any pending or threatened tax audits or assessments relating to periods prior to the Pre-Closing Tax Periods.

                    (iii) The Buyer shall cause the Company and its Subsidiaries to retain all tax returns, schedules, work papers and all material records and other documents relating thereto for five (5) years on the taxable periods to which such tax returns, schedules, work papers and other material records relate. Any information retained under this Section shall remain confidential, except as may be necessary to be disclosed in connection with filing any tax return, amended tax return or claim for refund, determining any tax liability or right to refund of taxes or conducting or defending any audit or other proceeding in respect of taxes.

          5.7.(d) Amended Returns.

                    (i) Team shall not file, or cause to be filed, without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), any amended tax return or claim for tax refund with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period.

                    (ii) The Buyer shall not, without the prior written consent of Team (which consent shall not be unreasonably withheld), file, or cause to be filed, any amended tax return or claim for tax refund, with respect to the Company or any of its Subsidiaries, to the extent that any such filing may adversely affect taxes of Team or the Company for any Pre-Closing Tax Period.

          5.7.(e) Assistance and Cooperation.

                    (i) After the Closing Date, the Buyer and Team shall provide each other, and the Buyer shall cause the Company and its Subsidiaries to provide Team, with such cooperation and information relating to the Company and each of its Subsidiaries as either party may reasonably request in: (a) filing any tax return, amended tax return or claim for refund; (b) determining any tax liability or a right to refund of taxes; (c) conducting or defending any audit or other proceeding in respect of taxes; or (d) effectuating the terms of this Agreement.

                    (ii) After the Closing Date, each of the Buyer and Team shall:

                         (A) timely sign and deliver such certificates and forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to, taxes described therein;

                         (B) assist the other party in preparing any tax returns which such other party is responsible for preparing and filing, including giving access, upon reasonable request, to information, records and documents necessary to prepare such tax returns; and

                         (C) cooperate filly in preparing for any audits of, or disputes with tax authorities regarding, taxes of the Company or any of its Subsidiaries.

          5.7.(f) Tax Proceedings.

                    (i) Right to Control Proceedings. Team shall have the right to control, at Team's expense, the audit (and disposition thereof) of any tax return for any Pre-Closing Tax Period and to participate in the disposition of the audit of any tax return relating to the periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder (any such audit or disposition, a "Tax Proceeding").

                    (ii) Notice; Reports. Team's right to control a Tax Proceeding shall commence upon the receipt by the Company, the Buyer or any of its Affiliates of a proposed adjustment to tax for the period under audit or examination communicated in writing. The Buyer shall promptly notify Team in writing upon their learning of the pendency of a Tax Proceeding and shall fully cooperate with Team in the conduct of such Tax Proceeding. The failure on the part of the Buyer to promptly notify Team of the pendency of a Tax Proceeding shall not discharge Team's indenmity obligations hereunder, except that the Buyer shall be liable for any increase in penalties, interest, other assessments or fees and expenses which are due to any delay in promptly notifying Team of the pendency of any Tax Proceeding and shall be responsible for any indemnity obligations to the extent that Team is prejudiced as a result of such delay. Without the prior written consent of Team (which consent shall not be unreasonably withheld), neither the Buyer nor any of its Affiliates shall settle or compromise any claim for taxes relating to any Pre-Closing Tax Period or that might result in Team being required to make an indemnity payment pursuant to Section 6.1. The Buyer shall, and shall cause foreign operating locations to, cooperate with Team, including providing reasonable access to records, returns and supporting information, in connection with any Tax Proceeding or matter as to which the Buyer may seek indemnity or other relief for Team under this Article. The Buyer promptly shall pay Team any refunds, rebates or other recoveries received by Buyer to which Team is entitled pursuant to this Agreement.

          5.8. Provisions Regarding Accounts Receivable.

          Buyer shall use its best efforts to collect within 120 days after the Closing all accounts receivable outstanding on the Closing Date. If all or a portion of an account is not collected by the time the Final Closing Balance Sheet has been completed, such account (or portion) shall nevertheless be valued at face value for purposes of the Final Closing Balance Sheet. If an account has not been collected within 120 days after the Closing, Buyer at its election shall either (a) retain such account in which case Team shall have no further liability, or (b) transfer such account to Team. In the event Buyer elects option (b) in the preceding sentence, Team shall pay Buyer the face value and Buyer shall reasonably cooperate with Team in collecting such account. If the account debtor pays any amount on such account after such account is transferred to Team, Buyer shall promptly remit such amount to Team.

          5.9. Product Liability; Insurance.

          Team hereby assumes responsibility for losses and damages that occur within three years after the Closing Date (regardless of when the claim is made), including damage to property and personal injury, arising from products manufactured and shipped by Company before the Closing Date and shall hold the Buyer and Company harmless from such liability. Company and Buyer hereby assume responsibility for losses and damages, including damage to property and personal injury arising from products manufactured or shipped by Company on and after the Closing Date and shall hold Team harmless from such liability.

          Team shall for a period of three years after the Closing Date maintain insurance for product liability on an "occurrence basis" arising from products manufactured and shipped by Company on or before the Closing Date in an aggregate amount of not less than $5,000,000, which insurance shall name Buyer as an additional insured. Team shall provide a certificate of insurance at the Closing Date that confirms the foregoing and that such insurance cannot be modified or cancelled unless the insurance company gives both parties at least 30 days prior written notice.

          5.10. Product Warranty.

          Team shall reimburse Company for all warranty expenses for products manufactured and shipped by Company before the Closing Date arising from third-party claims of breach of Company's warranties that are made within one year after the date such product is delivered. Such warranty expenses shall mean all direct costs to repair or replace such products or for credits granted to Company's customers. Warranty work shall be limited to products that are covered by and breach Company's warranties and shall not include work or credit merely to generate customer good will. Warranty expense shall be computed in a manner consistent with past practices of the Company, and shall be comprised of any or all of the following: (a) the weighted average cost of any material shipped to the customer to replace the defective material, (b) the weighted average cost of any material used in the repair of the equipment if the item is returned to company for repair, (c) the freight cost to ship the replacement part or the repaired item back to the customer (outbound freight), (d) burdened labor cost (overhead) to repair the defective item if it is returned for repair (and not replaced by a new unit). The weighted average cost of a part in inventory is the material and burdened labor cost of all the parts on hand divided by the quantity on hand. The weighted average cost of a manufactured part includes material and burdened labor cost (overhead). The weighted average cost of a purchased part is the purchase price of the part. Burdened labor cost (overhead) is the actual hours of labor recorded by the employee on that task at the standard rate of the workcenter. Workcenter rates include labor cost, depreciation of equipment, manufacturing department cost and an allocated portion of facilities cost (based on square footage). Workcenter rates for the fiscal year 2006 shall be based on budgeted cost and hours.

6.   INDEMNIFICATION

          6.1. By Team.

          Subject to the terms, conditions and limitations of this Article 6, Team hereby agrees to indemnify and hold harmless Buyer and the Company from and against all Claims resulting to, imposed upon, or incurred by Buyer or the Company, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Team or Company contained in this Agreement, or (b) the breach of any covenant of Team, Team Investment or the Company contained in this Agreement. As used in this Article 6, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (but excluding consequential, punitive and exemplary damages, except for consequential, punitive and exemplary damages payable to third persons (other than a person seeking indemnification pursuant to this Agreement) as a result of a Claim), judgments, awards, settlements, and reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

          6.2. By Buyer.

          Subject to the terms and conditions of this Article 6, Buyer hereby agrees to indemnify, defend and hold harmless Team and Team Investment from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

          6.3. Indemnification of Third-Party Claims.

          The obligations and liabilities of any party to indemnify any other party under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

          6.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will have the right to undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 6, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other materials requested by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          6.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, elects not to defend such Claim, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement of such Claim without its prior written consent.

          6.3.(c) Indemnified Party's Rights. Anything in this Section 6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party, by written notice to the Indemnifying Party, may assume the right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement of such Claim without its prior written consent, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

          6.4. Payment.

          The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6. Upon judgment, determination, settlement or compromise of any third party Claim in accordance with the provisions of this
Article 6, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

          6.5. Special Indemnification.

          Without limiting the generality of the foregoing, Team agrees to indemnify and hold harmless Buyer and Company for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any matter listed on Schedule 3.10. (Litigation). Such indemnification shall not be subject to the provisions of Section 6.6. After Closing, Team shall have the right to defend and manage the resolution of the Doreen Cadd claim, as described on Schedule 3.10, including the defense of the current proceeding related thereto, in its sole discretion, and Buyer and Company and their respective representatives shall reasonably cooperate with Team in connection therewith, including making available to Team all records and other materials requested by Team.

          6.6. Limitations on Indemnification.

          6.6.(a) Time Limitation. No claim or action shall be brought under this Article 6 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                    (i) The foregoing time limitation shall not apply to claims or actions brought for breach of any representation or warranty made by Team or Company in Sections 3.1, 3.2 or 3.23 and Team hereby waives all applicable statutory limitation periods with respect thereto.

                    (ii) Any claim or action brought for breach of any representation or warranty made by Team in Section 3.5 may be brought at any time until five (5) years after the Closing Date.

                    (iii) Any claim made by a party hereunder for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                    (iv) Any claim or action brought for breach of any representation or warranty under Sections 3.11(c) may be brought at any time within five (5) years after the Closing Date.

                    (v) If Buyer can prove fraud by Team regarding any breach or misrepresentation, there shall be no time or dollar amount limitation under Section 6.6(b) regarding such breach or misrepresentation.

                    (vi) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

          6.6.(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.1, 3.2, 3.5(a)-(c) or 3.23, an Indemnified Party shall not be entitled to indemnification under this Article 6 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 6 (but for this Section 6.6.(b)) exceeds One Hundred Fifty Thousand Dollars ($150,000); but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties. The maximum liability of any party under this Article 6 shall be Five Million Dollars ($5,000.000).

          6.7. No Waiver.

          The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

          6.8. Exceptions and Limitations to Indemnities.

          Notwithstanding any provision contained herein to the contrary, Team's indemnity obligations hereunder shall not include any Claim to the extent such Claim directly or indirectly arises from (a) a breach of any representation or warranty or covenant of the Buyer under this Agreement or (b) any action taken by Buyer after the Closing Date. Notwithstanding any provision contained herein to the contrary, the Buyer's indemnity obligations hereunder shall not include any Claim to the extent such Claim directly or indirectly arises from (a) a breach of any representation or warranty or covenant of Team or the Company under this Agreement or (b) any action taken by Team after the Closing Date. Each of the parties shall take and shall cause their respective affiliates to take all reasonable steps to mitigate any Claim upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

          6.9. Exclusive Remedy.

          The sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article 6. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other parties hereto, as the case may be, arising under or based upon any federal, state or local law (including any such law relating to environmental matters or arising under or based upon any securities law, common law or otherwise). Notwithstanding the foregoing, this Section 6.9 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) for breaches of Section 5.4.

7.   CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, on November 30, 2005, and shall be effective as of 11:59 p.m. on that day. Such date is referred to in this Agreement as the "Closing Date."

          7.1. Documents to be Delivered by Team Investment, Company and Team.

          At the Closing, Team Investment, Company and Team shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

          7.1.(a) Stock Certificate(s). A stock certificate or certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

          7.1.(b) Certified Resolutions. Certified copies of the resolutions of the Boards of Directors of Team and Team Investment authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement. 7.1.(c) Articles; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Articles of Incorporation of Company certified by the Secretary of State of Oregon.

          7.1.(d) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

          7.1.(e) General Releases. The General Releases referred to in Section 5.5, duly executed by all parties.

          7.1.(f) Resignations. The resignations of all directors of Company except Geoff Gilmore (consisting of Ted W. Owen, Philip J. Hawk and Kenneth
     M. Tholan) as directors and officers of the Company, effective as of the Closing Date and in form satisfactory to Buyer's counsel.

          7.1.(g) Affidavit. An affidavit from Company in form and substance satisfactory to Buyer complying with Section 1445(b)(3) of the Code to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code.

          7.1.(h) Title Insurance. Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time.

          7.1.(i) Environmental Audit. The Environmental Audit referred to in
     Section 5.3.

          7.1.(j) Rental Site Agreement. An agreement providing for the continuation of the rental site arrangements at the current charge per month per site for at least five years (unless Team vacates the geographic area and gives Company six months advance notice), all in form agreed to by the parties.

          7.1.(k) Release(s) of Guarantee(s). Release(s) by the lender(s) of any and all guarantees of indebtedness of Team guaranteed by Company, in form acceptable to Buyer.

          7.1.(l) Terminations of Liens and Financing Statements. Instruments in form acceptable to Buyer releasing or terminating all liens of record on or against property of Company.

          7.1.(m) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          7.2. Documents to be Delivered by Buyer.

          At the Closing, Buyer shall deliver to Team and Team Investment the following documents, in each case duly executed or otherwise in proper form:

          7.2.(a) Cash Purchase Price. To Team Investment, by wire transfer of immediately available funds.

          7.2.(b) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

          7.2.(c) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Team by Buyer pursuant to the terms hereof.

          7.2.(d) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

8.   RESOLUTION OF DISPUTES

          8.1. Arbitration.

          Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be initially submitted to the chief executive officers of Buyer and Team for resolution. If the chief executive officers cannot agree upon a resolution to such dispute within thirty
(30) days after submission thereof, then such dispute shall be settled by binding arbitration held in Portland Oregon in accordance with the Commercial

Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 8. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Team under Section 5 of this Agreement. Without the express written consent of all parties, this Article 8 shall not apply where the amount in controversy, excluding attorneys' fees and expenses, exceeds Two Million Dollars ($2,000,000).

          8.2. Arbitrators.

          If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $1,000,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. The parties shall mutually select the arbitrator(s). If the parties cannot agree, the arbitrator(s) shall be selected in accordance with the procedures of the American Arbitration Association then in effect.

          8.3. Procedures; No Appeal.

          The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          8.4. Authority.

          The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          8.5. Entry of Judgment.

          Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and Team hereby submit to the in personam jurisdiction of the Federal and State courts in Oregon, for the purpose of confirming any such award and entering judgment thereon.

          8.6. Confidentiality.

          All proceedings under this Article 8, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          8.7. Continued Performance.

          The fact that the dispute resolution procedures specified in this
Article 8 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

          8.8. Tolling.

          All applicable statutes of limitation shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, required to effectuate such tolling.

9.   MISCELLANEOUS

          9.1. Disclosure Schedule.

          The schedules (the "Disclosure Schedule") have been dated and delivered to Buyer on the date of this Agreement. Team may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Disclosure Schedule shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

          9.2. Further Assurance.

          From time to time, at any party's request and without further consideration, the other parties hereto will execute and deliver to the requesting party such documents and take such other action as the requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          9.3. Disclosures and Announcements.

          Announcements concerning the transactions provided for in this Agreement by Buyer, Company or Team shall be subject to the approval of the other parties in all essential respects, except as required by a court of competent jurisdiction or applicable laws, including applicable securities laws and regulations.

          9.4. Assignment; Parties in Interest.

          9.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Team hereunder.

          9.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          9.5. Law Governing Agreement.

          This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          9.6. Amendment and Modification.

          Buyer and Team may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Team.

          9.7. Notice.

          All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          9.7.(a) If to Buyer, to:

     Climax Technologies, Inc.
     c/o Horizon Partners, Ltd.
     3838 Tamiami Trail N., Suite 408
     Naples, FL  34103-3590
     Attention:  Robert M. Feerick
     Facsimile:  (239) 261-2085

     (with a copy to)

     Foley & Lardner LLP
     777 East Wisconsin Avenue
     Milwaukee, WI 53202
     Attention:  Joseph B. Tyson, Jr.
     Facsimile:  (414) 297-4900

or to such other person or address as Buyer shall furnish to Team in writing.

9.7.(b) If to Team or Team Investment, to:

     c/o Team, Inc.
     200 Hermann Drive
     Alvin, Texas 77511
     Attention:  Chief Executive Officer
     Facsimile: (281) 388-5583

     (with a copy to)

     Team, Inc.
     200 Hermann Drive
     Alvin, Texas 77511
     Attention:  General Counsel
     Facsimile: (281) 388-4411

     and

     Locke Liddell & Sapp LLP
     600 Travis Street
     3400 JPMorgan Chase Tower
     Houston, Texas 77002
     Attention:  Michael T. Peters
     Facsimile:  713-229-2667

or to such other person or address as Team shall designate as a successor in accordance with this Agreement.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if transmitted by telecopy or facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          9.8. Expenses.

          Regardless of whether or not the transactions contemplated hereby are consummated:

          9.8.(a) Brokerage. Team agrees to hold Buyer and the Company harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein, including the fees and expenses of Gulfstar Group.

          9.8.(b) Expenses to be Paid by Team. Team shall pay, and shall indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

                    (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed on Team with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                    (ii) Title Insurance Premiums, Surveys. All premiums for the issuance of the title insurance policies issued pursuant to Section
          5.1 hereof, and the cost of surveys performed pursuant to Section 5.2, provided that Buyer shall reimburse Team for one-half of such costs at Closing.

                    (iii) Environmental Audit. The fees and other expenses relating to the environmental audit performed pursuant to Section 5.3 hereof, provided that Buyer shall reimburse Team for such fees and expenses at Closing.

                    (iv) Professional Fees. All fees and expenses of Team's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby (and any such expenses of Company, incurred prior to Closing, to the extent not fully accrued on the Final Closing Balance Sheet).

          9.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

          9.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 8.4.) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

          9.9. Entire Agreement.

          This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          9.10. Counterparts.

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.11. Headings.

          The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

          9.12. Definitions.

          "Excluded Matter" means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which any of the Company's customers operates; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to Team or the Company; (v) the effect of any changes in applicable Laws or accounting rules; or (vi) any effect resulting from the announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

          "GAAP" means generally accepted accounting principles in effect in the United States on the date hereof.

          "Knowledge" - Team shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter only if Phil Hawk or Greg Sangalis has actual knowledge of such fact or other matter, after due inquiry. For purposes of the preceding sentence, "due inquiry" by Mr. Hawk or Mr. Sangalis shall be satisfied by making an inquiry to the following persons, as appropriate: Geoff Gilmore, Nancy Polnoff, Lawrence Rentz and Joni George. With respect to matters related to Climax GmbH, Team shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter only if Phil Hawk or Greg Sangalis has actual knowledge of such fact or other matter.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



                            [signature page follows]

                                CLIMAX TECHNOLOGIES, INC. (Buyer)



                                By /s/ Raymond Desrocher
                                  ----------------------------------------------
                                Name:  Raymond Desrocher
                                     -------------------------------------------
                                Title: President
                                      ------------------------------------------


                                TEAM INVESTMENT, INC.
                                (Team Investment)



                                By /s/ Kenneth M. Tholan
                                  ----------------------------------------------
                                Name:  Kenneth M. Tholan
                                     -------------------------------------------
                                Title: President & COO
                                      ------------------------------------------


                                TEAM, INC. (Team)



                                By /s/ Philip J. Hawk
                                  ----------------------------------------------
                                Name:  Philip J. Hawk
                                     -------------------------------------------
                                Title: Chairman & CEO
                                      ------------------------------------------


                                CLIMAX PORTABLE MACHINE TOOLS, INC. (Company)



                                By /s/ Geoff Gilmore
                                  ----------------------------------------------
                                Name:  Geoff Gilmore
                                     -------------------------------------------
                                Title: CEO/President
                                      ------------------------------------------